CORPORATE CONTACT:         INVESTOR CONTACT:         MEDIA CONTACT:
Qwest Communications       Qwest Communications      Alexander Communications
Diane Reberger             Lee Wolfe                 Erin McKelvey
(303) 291-1662             (800) 567-7296            (303) 615-5070 ext. 108
DREBERGE@QWEST.NET         LWOLFE@QWEST.NET          EMCKELVEY@ALEXANDER-PR.COM
--------------------       ----------------          --------------------------
HTTP://WWW.QWEST.NET       HTTP://WWW.QWEST.NET      HTTP://WWW.ALEXANDER-PR.COM
--------------------       --------------------      ---------------------------


               QWEST COMPLETES ACQUISITION OF EUNET INTERNATIONAL

                 QWEST AGGRESSIVELY ENTERS EUROPEAN DATA MARKET

DENVER -- APRIL 15, 1998 -- Qwest today announced the completion of the acquisition of Amsterdam-based, EUnet International, a leading European Internet service provider (ISP). With business units operating in 13 countries -- Austria, Belgium, Finland, France, Spain, Portugal, Norway, Sweden, Luxembourg, Czech Republic, Switzerland, Romania and Estonia -- EUnet serves more than 60,000, primarily business, customers throughout Europe.

EUnet had revenues in 1997 of approximately $55 million, and 1998 revenues are expected to reach $16 million in the first quarter and over $75 million for the entire year. In addition, Qwest will fund EUnet's recent acquisition of a 50 percent interest in X-Link, a leading German Internet service provider.

As of April 14, 1998, the requisite number of EUnet shareholders have agreed to the transaction. EUnet shareholders will receive approximately $135.5 million in newly issued shares of Qwest common stock, approximately $4.5 million in cash, and approximately $14.4 million in cash or additional Qwest shares at Qwest's option.

The acquisition was accounted for as a purchase. Certain customary conditions, including the receipt of applicable securities law approval, were satisfied.

"Qwest is building the world's most powerful native IP network, and the acquisition of EUnet complements this network by establishing a significant presence in the European data market --



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

a market expected to reach $55 billion by the year 2000," said Joseph P. Nacchio, president and CEO of Qwest.

"By combining Qwest's U.S. native IP fiber opting network and extensive transatlantic capacity with EUnet's technical expertise and substantial European market presence, a solid foundation has been created giving Qwest an unparalleled capability to transmit data to and from Europe."

EUnet, established in 1982 as the first European provider of Internet services for business use, was instrumental in creating Europe's Internet infrastructure. Today, EUnet provides, via subsidiaries, affiliated companies and business partners, one-stop shopping for corporate Internet access in Europe with a network spanning more than 42 countries and more than 400 PoPs (Points of Presence).

Via its transit-free backbone, EUnet offers the business community a wide range of turnkey Intranets to mobile access, Webcasting, Web Storefront and E-commerce solutions.

The Qwest shares to be exchanged in the transaction will be issued in a private placement exempt from registration under the Securities Act of 1933 (the "Securities Act").

The shares will be registered for resale under the Securities Act within three weeks following the closing of the previously announced merger between Qwest and LCI International, or by Sept. 30, 1998, whichever is earlier (or under certain circumstances, as late as Oct. 31, 1998).

THE QWEST MACRO CAPACITY(SM) FIBER NETWORK

Qwest's planned domestic 16,285 mile native IP network will serve more than 125 cities, which represent approximately 80 percent of the data and voice traffic originating in the United States, upon its scheduled completion in the second quarter of 1999.


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


Currently, more than 5,400 miles are activated from California to New York, from Dallas to Houston and from Phoenix to Austin, Texas. Qwest is also extending its network 1,400 miles into Mexico with completion slated for late third quarter 1998.

The Qwest Macro Capacity Fiber network is designed with a highly reliable and secure bi-directional, line switching OC-192 SONET ring architecture. Upon completion, the native IP network will offer a self-healing system that provides the ultimate security and reliability by allowing instantaneous rerouting in the event of a fiber cut.

ABOUT QWEST

Qwest Communications International Inc. (NASDAQ:QWST) is a multimedia communications company building a high-capacity, native IP fiber optic network for the 21st century. With its cutting-edge technology, Qwest will deliver high-quality data, video and voice connectivity securely and reliably to businesses, consumers and other communications service providers.
Further information is available at www.qwest.net.

                                       ###

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports filed under the Securities Exchange Act of 1934, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule, failure to consummate the proposed merger with LCI International timely or at all, volatility of stock price, financial risk management and future growth subject to risks.

Information regarding EUnet (including forecasts of results of operation for 1998 or portions thereof) have been provided by EUnet and have not been verified by Qwest or its representatives. No assurance can be given with respect to such information or that such forecasts will be realized.

This announcement is not an offer to sell or a solicitation to buy any securities of Qwest. Any offering securities will be made only pursuant to a prospectus prepared by Qwest.

The Qwest shares to be issued in the transaction have not been registered under the Securities Act and, unless so registered or an exemption from registration is available, may not be offered or sold in the United States or its territories and possessions or to any "U.S. Person" (within the meaning of the Securities
Act) and hedging transactions involving such shares may not be conducted unless in compliance with the Securities Act.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.



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